THIRD FUND PARTICIPATATION AGREEMENT AMENDMENT

This Third Fund Participation Agreement Amendment hereby amends the Fund Participation Agreement dated April 11, 1997 between the PRUDENTIAL INSURANCE COMPANY OF AMERICA, a life insurance company organized under the laws of the State of New Jersey;
PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY, a life insurance company organized under the laws of the State of New Jersey; PRUCO LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the Stale of Arizona (individually or collectively, "Insurance Company"): and each of DREYFUS VARIABLE INVESTMENT FUND.THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC..DREYFUS
STOCK INDEX FUND, INC. (formerly, "Dreyfus Life and Annuity Index Fund, Inc. [d/b/a Dreyfus Stock Index Fund]), and DREYFUS INVESTMENT PORTFOLIOS (the "Agreement.")

I )    Paragraph 1.12 of the Agreement, as amended March 1, 2000 and September 1, 2000, shall be replaced in its entirety by the following:

"Separate Account" shall mean those separate accounts listed on Exhibit B, attached hereto and hereby made a part of the Agreement."

IN WITNESS WHEREOF. the parties hereto have executed this Service Agreement Amendment as of August 15, 2006 .

THE PRUDENTIAL INSURANCE        PRUCO LIFE INSURANCE COMPANY OF
COMPANY OF AMERICA                NEW JERSEY

Name: Nancy D. Davis

Name: Nancy D. Davis

Title: Vice President & Actuary    Title: Vice President & Actuary

PRUCO LIFE INSURANCE COMPANY    ON BEHALF OF THOSE DREYFUS FUNDS
LISTED ON EXHIBIT A TO THE AGREEMENT

Name: Nancy D. Davis                Name: Michael Rosenberg
Title: Vice President & Actuary            Title: Secretary